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                                                                     EXHIBIT 5.1

                              September 30, 1999


East West Bancorp. Inc.
415 Huntington Drive
San Marino, California 91108

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     I have acted as counsel to East West Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended, of 1,902,000 shares of Common Stock of the Company (the "Shares") pursuant to the Company's 1998 Stock Incentive Plan (the "Plan").

     I have examined, among other things, the Company's Articles of Incorporation and Bylaws, each as amended to date, the Plan and records of corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan. Based on the foregoing and in reliance thereon, it is my opinion that the Shares, when they are issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                    Very truly yours,

                    /s/ Douglas P. Krause

                    Douglas P. Krause